Exhibit 99.1

Susan K. Carter Elected to Stanley Black & Decker Board of Directors

New Britain, Connecticut, October 24, 2023 – Stanley Black & Decker (NYSE: SWK) today announced that Susan K. Carter, former Senior Vice President and Chief Financial Officer of Ingersoll Rand plc (now Trane Technologies plc), has been elected to the company’s Board of Directors.

Carter, who has more than 30 years of financial and leadership experience, has helped multiple public companies deliver long-term shareholder value by driving execution and optimizing business and financial performance. She has extensive experience in financial reporting, information technology, accounting, capital management, investor relations, and global operations oversight.

“Sue is an innovative and results-driven financial expert with a proven ability to drive change, develop talent, improve processes and deliver value to customers and shareholders,” said Andrea J. Ayers, Stanley Black & Decker Chair. “Sue’s financial and operational expertise will be a tremendous addition to the Board as we continue to advance Stanley Black & Decker’s transformation and further enhance our efforts to maximize long-term value for all stakeholders.”

Carter most recently served as Senior Vice President and Chief Financial Officer of Ingersoll Rand plc (now Trane Technologies plc), a global industrial manufacturing company, from October 2013 until her retirement in 2020.

Prior to joining Ingersoll Rand, Carter served as Executive Vice President and Chief Financial Officer of KBR, Inc. a global engineering, construction and services company, from 2009 through 2013. She previously held senior leadership roles at Lennox International Inc., a global provider of climate control solutions for heating, air conditioning and refrigeration and at Cummins Inc, a diversified industrials company. She also held senior financial and accounting roles at Honeywell International, DeKalb Corporation, and Crane Co.

Carter is a member of the Board of Directors of Amcor plc, a global leader in developing and producing responsible packaging solutions and with ON Semiconductor Corporation, a leader in intelligent power and sensing technologies. She previously served as a Director of Air Products and Chemicals, Inc. and Lyondell Chemical Company.

She received a bachelor’s degree in accounting from Indiana University and a master’s degree in business administration from Northern Illinois University.

About Stanley Black & Decker

Headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is a worldwide leader in tools and outdoor operating manufacturing facilities globally. Guided by its purpose – for those who make the world – the company’s more than 50,000 diverse and high-performing employees produce innovative, award-winning power tools, hand tools, storage, digital tool solutions, lifestyle products, outdoor products, engineered fasteners and other industrial equipment to support the world’s makers, creators, tradespeople and builders. The company’s iconic brands include DEWALT®, BLACK+DECKER®, CRAFTSMAN®, STANLEY®, CUB CADET®, HUSTLER® and TROY-BILT®. Recognized for its leadership in environmental, social and governance (ESG), Stanley Black & Decker strives to be a force for good in support of its communities, employees, customers and other stakeholders. To learn more visit: www.stanleyblackanddecker.com.

Media Contact:

Debora Raymond

Vice President, Public Relations

debora.raymond@sbdinc.com

203-640-8054

Investor Contact:

Dennis Lange

Vice President, Investor Relations

Dennis.lange@sbdinc.com

860-827-3833